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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Announces Acquisition of the Business of Insituform East, Inc.

         Chesterfield, MO - September 5, 2003 - Insituform Technologies, Inc. (Nasdaq National Market: INSU)("Insituform") announced today that it completed its purchase of the business of Insituform East, Inc., including selected assets, for approximately $5.5 million in cash.

         Insituform East, Inc. was the final remaining independent licensee of the Insituform(R) cured-in-place pipe ("CIPP") process and NuPipe(R) form and fold process in North America. Along with the business, selected assets such as equipment, inventory, backlog, and license rights were included in the deal.

         Commenting, Thomas S. Rooney, Jr., President and Chief Executive Officer of Insituform, said, "We are pleased to announce the completion of the Insituform East purchase. This marks the integration of the final remaining North American licensee of the Insituform CIPP process into Insituform's operations. The opportunity for expansion in this region is extremely appealing, and we believe that we have taken the steps to sustain a competitive advantage in this environment."

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000